Exhibit 99.1

SemiLEDs Reports Second Quarter Fiscal Year 2020

Financial Results

Hsinchu, Taiwan (April 09, 2020) — SemiLEDs Corporation (NASDAQ: LEDS), “SemiLEDs” or the “Company,” a developer and manufacturer of LED chips and LED components, today announced its financial results for the second quarter of fiscal year 2020, ended February 29, 2020.

Revenue for the second quarter of fiscal 2020 was $1.5 million, a 2% decrease compared to $1.6 million in the first quarter of fiscal 2020. GAAP net gain attributable to SemiLEDs stockholders for the second quarter of fiscal 2020 was $348 thousand, compared to a loss of $317 thousand in the first quarter of fiscal 2020, or a net profit of $0.08 per diluted share, compared to a net loss of $0.09 per diluted share for the first quarter of fiscal 2020. In the second quarter, we shut down our manufacturing production for two weeks due to the Chinese New Year holiday.

GAAP gross margin for the second quarter of fiscal 2020 was 36%, compared with gross margin for the first quarter of fiscal 2020 of 33%. Operating margin for the second quarter of fiscal 2020 was negative 26%, compared with negative 36% in the first quarter of fiscal 2020. The Company’s cash and cash equivalents was $3.2 million at February 29, 2020, compared to $688 thousand at the end of the first quarter of fiscal 2020.

We are unable to forecast revenue for the third quarter ending May 31, 2020 at this time given the uncertain impact of COVID-19 on the economy and the Company.

About SemiLEDs

SemiLEDs develops and manufactures LED chips and LED components for general lighting applications, including street lights and commercial, industrial, system and residential lighting, along with specialty industrial applications such as ultraviolet (UV) curing, medical/cosmetic, counterfeit detection, horticulture, architectural lighting and entertainment lighting. SemiLEDs sells blue, white, green and UV LED chips.

Forward Looking Statements

This press release contains statements that may constitute “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and as defined in the U.S. Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact could be deemed forward-looking, including, but not limited to, any statements about historical results that may suggest trends for SemiLEDs’ business; any statements of the plans, the potential impact of the COVID-19 pandemic on our business; strategies and objectives of management for future operations; any statements of expectation or belief regarding recovery of the LED industry, market opportunities and other future events or technology developments; any statements regarding SemiLEDs’ position to capitalize on any market opportunities; and any statements of assumptions underlying any of the foregoing. These forward-looking statements are based on current expectations, estimates, forecasts and projections of future SemiLEDs’ or industry performance based on management’s judgment, beliefs, current trends and market conditions and involve risks and uncertainties that may cause actual results to differ materially from those contained in the forward-looking statements. SemiLEDs’ Annual Report on Form 10-K filed with the Securities and Exchange Commission (the “SEC”) and other SemiLEDs filings with the SEC (which you may obtain for free at the SEC’s website at http://www.sec.gov) discuss some of the important risks and other factors that may affect SemiLEDs’ business, results of operations and financial condition. SemiLEDs undertakes no intent or obligation to publicly update or revise any of these forward looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Contacts:

Christopher Lee

Chief Financial Officer

SemiLEDs Corporation

+886-37-586788

investor@semileds.com

SEMILEDS CORPORATION AND SUBSIDIARIES

Unaudited Condensed Consolidated Balance Sheets

(In thousands of U.S. dollars)

	February 29,	November 30,
	2020	2019
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$3,157	$688
Restricted cash and cash equivalents	83	81
Accounts receivable (including related parties), net	1,011	936
Inventories	2,513	2,312
Prepaid expenses and other current assets	808	884
Assets held for sale	—	401
Total current assets	7,572	5,302
Property, plant and equipment, net	5,842	5,935
Operating lease right of use assets	273	307
Intangible assets, net	91	93
Investments in unconsolidated entities	928	920
Other assets	186	186
TOTAL ASSETS	$14,892	$12,743
LIABILITIES AND EQUITY
CURRENT LIABILITIES:
Current installments of long-term debt	$3,613	$410
Accounts payable	618	649
Advance receipt toward the convertible note	500	500
Accrued expenses and other current liabilities	2,829	2,677
Operating lease liabilities, current	136	148
Liabilities held for sale	—	790
Total current liabilities	7,696	5,174
Long-term debt, excluding current installments	4,620	5,932
Operating lease liabilities, less current portion	137	159
Total liabilities	12,453	11,265
Commitments and contingencies
EQUITY:
SemiLEDs stockholders’ equity
Common stock	—	—
Subscribed stock	600	—
Additional paid-in capital	175,902	175,839
Accumulated other comprehensive income	3,676	3,729
Accumulated deficit	(177,785)	(178,133)
Total SemiLEDs stockholders' equity	2,393	1,435
Noncontrolling interests	46	43
Total equity	2,439	1,478
TOTAL LIABILITIES AND EQUITY	$14,892	$12,743

SEMILEDS CORPORATION AND SUBSIDIARIES

Unaudited Condensed Consolidated Statements of Operations

(In thousands of U.S. dollars and shares, except per share data)

	Three Months Ended
	February 29,	November 30,
	2020	2019
Revenues, net	$1,537	$1,563
Cost of revenues	989	1,045
Gross profit	548	518
Operating expenses:
Research and development	307	430
Selling, general and administrative	633	726
Gain on disposals of long-lived assets	—	(79)
Total operating expenses	940	1,077
Loss from operations	(392)	(559)
Other income (expenses):
Gain on disposal of investment	634	—
Interest expenses, net	(100)	(78)
Other income, net	167	157
Foreign currency transaction gain, net	41	158
Total other income, net	742	237
Income (loss) before income taxes	350	(322)
Income tax expense	—	—
Net income (loss)	350	(322)
Less: Net income (loss) attributable to noncontrolling interests	2	(5)
Net income (loss) attributable to SemiLEDs stockholders	$348	$(317)
Net income (loss) per share attributable to SemiLEDs stockholders:
Basic	$0.10	$(0.09)
Diluted	$0.08	$(0.09)
Shares used in computing net income (loss) per share attributable to SemiLEDs stockholders:
Basic	3,613	3,595
Diluted	4,486	3,595

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